The Board of Directors
Ryder System, Inc.

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-8 REGARDING RYDER SYSTEM, INC. DEFERRED COMPENSATION PLAN DATED JANUARY 10, 1997

With respect to the subject registration statement, we acknowledge our awareness of the incorporation therein by reference of our reports dated April 18, 1996, July 22, 1996, and November 14, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                     Very truly yours,

                                                     /s/ KPMG PEAT MARWICK LLP

Miami, Florida
January 10, 1997